Exhibit 4.16

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Tech Transfer and Manufacturing Services Agreement

(the “Agreement”)

by and between

Lonza Ltd

Münchensteinerstrasse 38

CH-4002 Basel

Switzerland

- hereinafter “Lonza” -

and

Ascendis Pharma A/S

Company Reg. No. 29918791

Tuborg Boulevard 12

2900 Hellerup

Denmark

- hereinafter “Customer” -

Effective as of December 12, 2019 (the “Effective Date”)

		Page

1	Definitions and Interpretation	1

2	Performance of Services	8

3	Project Management / Steering Committee	10

4	Quality	10

5	Insurance	11

6	Forecasting, Ordering and Cancellation	11

7	Delivery and Acceptance	13

8	Price and Payment	15

9	Capital Equipment	16

10	Intellectual Property	16

11	Warranties	18

12	Indemnification and Liability	19

13	Confidentiality	20

14	Compliance	22

15	Term and Termination	22

16	Force Majeure	24

17	Miscellaneous	24

Appendix A

Appendix B

Appendix C

Appendix D

Appendix E

Appendix F

Appendix G

Appendix H

Recitals

WHEREAS, Customer is engaged in the development, research and commercialization of certain products and requires assistance in the development and manufacture of such product(s);

WHEREAS, Lonza and its Affiliates have expertise in the evaluation, development and manufacture of products;

WHEREAS, Customer wishes to engage Lonza for Services relating to the development and manufacture of the Product as described in this Agreement; and

WHEREAS, Lonza, or its Affiliate, is prepared to perform such Services for Customer on the terms and subject to the conditions set out herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the parties intending to be legally bound, agree as follows:

1	Definitions and Interpretation

“Affiliate”	means any company, partnership or other entity which directly or indirectly Controls, is Controlled by or is under common Control with the relevant Party. “Control” means the ownership of more than fifty percent (50%) of the issued share capital or the legal power to direct or cause the direction of the general management and policies of the relevant Party.

“Agreement”	means this agreement incorporating all Appendices, as amended from time to time by written agreement of the Parties.

“Applicable Laws”	means all relevant [***] federal, state and local laws, statutes, rules, and regulations which are applicable to the performance of the Services (as defined below) and/or the Parties’ respective obligations hereunder, including, without limitation, the applicable regulations and guidelines of any Governmental Authority and all applicable cGMP together with amendments thereto and shall be expanded to [***], at Ascendis’ sole discretion and according to timelines subject to both Parties’ mutual agreement reached in good faith; the Parties will cooperate in good faith in order to allow for an expansion to any further jurisdiction, including but not limited to [***] it being understood that any such expansion shall be subject to mutual agreement between the Parties.

“Approval”	means the first marketing approval by the FDA or EMA or other Regulatory Authority of the Drug Product manufactured by using the Product from the Facility for commercial supply.

“Background Intellectual Property”	means any Intellectual Property either (i) owned or controlled by a Party prior to the Effective Date or (ii) developed or acquired by a Party independently from the performance of the Services hereunder during the Term of this Agreement.

“Batch”	means the Product derived from a single run of the Manufacturing Process.

“Batch Price”	means the Price of each Batch.

“Batch Record”	means the executed document on the basis of the respective Master Batch Record containing the production record, or, as applicable, relevant portions thereof, pertaining to a given Batch, including the documentation on paper or in electronic form as EBR electronic batch record, created as and after each Batch is processed that, when complete and accurate, reflects and incorporates all aspects with respect to such Batch.

“Campaign”	means a series of no less than [***] ([***]) cGMP Batches manufactured consecutively.

“Cancellation Fee”	has the meaning given in Clause 6.7.

“[***]”	shall have the meaning set out in Clause 9.1.

“Capital Equipment”	means those certain pieces of equipment described in the Project Plan used to produce the Product that are purchased by Customer or for which Customer reimburses Lonza, including, without limitation, the related documentation regarding the design, validation, operation, calibration and maintenance of such equipment. For the avoidance of doubt, Capital Equipment does not include equipment already owned by Lonza as per the Effective Date, nor does it include replacement of such equipment [***].

“Certificate of Analysis” or “CoA”	means a document prepared by Lonza listing tests performed by Lonza or approved External Laboratories, on representative Batch sample(s), setting forth the Specifications, test methods used, actual results, date and signature of authorised personnel, and other technical information deemed necessary for its proper use, and, if External Laboratories have performed any such tests, the name and address of such External Laboratories.

“Certificate of Compliance” or “CoC”	means a document prepared by Lonza: (i) listing the manufacturing date, unique Batch number,

and concentration of Product in such Batch, (ii) certifying that such Batch was manufactured in accordance with the Master Batch Record and cGMP, if applicable.

“cGMP”	means those laws and regulations applicable in [***], relating to the manufacture of medicinal products for human use, including, without limitation, current good manufacturing practices as specified in the ICH guidelines, including without limitation, ICH Q7A “ICH Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients”, US Federal Food Drug and Cosmetic Act at 21CFR (Chapters 210, 211, 600 and 610, 820) and the Guide to Good Manufacturing Practices for Medicinal Products as promulgated under European Directive 91/356/EEC. For the avoidance of doubt, Lonza’s operational quality standards are defined in internal cGMP policy documents.

“cGMPBatches”	means any Batches which are required under the Project Plan to be manufactured in accordance with cGMP.

“Change”	means any change to the Services, pricing or Scope of Work incorporated into a written amendment to the Agreement in accordance with clause 17.2 or effected in accordance with the Quality Agreement.

“Commencement Date”	means the date of commencement of manufacturing activities for a Batch hereunder.

“Confidential Information”	means Customer Information and Lonza Information, as the context requires.

“Customer Information”	means all technical and other information that is proprietary to Customer and that is maintained in confidence by Customer and that is disclosed by Customer to Lonza or in the public domain relating to the Manufacturing Process and the Product, from time to time supplied by the Customer to Lonza, including any materials supplied by Customer to Lonza in accordance with the Project Plan.

“Customer Materials”	means any Raw Materials, components of Product, or other materials of any nature provided by Customer as agreed between the Parties, including, without limitation, any handling instructions, protocols, SOPs and other documentation necessary to maintain the properties of such Customer Materials for the performance of the Project Plan.

“Customer Release”	has the meaning given in Clause 7.1.

“[***] Date”	means the date Customer Release is given regarding a Batch or [***] days after Lonza Release, whichever comes first.

“Development Services”	means all Services other than Manufacturing Services.

“Drug Product”	means any drug product incorporating Product.

“EMA”	means the European Medicines Agency, or any successor agency thereto.

“Engineering Batches”	means a Batch that is intended to demonstrate the transfer of the Manufacturing Process to the Facility.

“External Laboratories”	means any Third Party instructed by Lonza, with Customer’s prior consent, which is to conduct laboratory services activities required to complete the Services which are not customarily offered by Lonza and performed on an independent and impartial basis.

“Facility”	means, for the manufacture of Product, [***], or, to the extent agreed between Customer and Lonza, for the manufacture of [***], [***], or such other Lonza facility as may be agreed upon by the Parties.

“FDA”	means the United States Food and Drug Administration, or any successor agency thereto.

Flex Batch”	has the meaning given in Clause 6.1.2(a).

“GDPR”	means the European Union General Data Privacy Regulation.

“Governmental Authority”	means any Regulatory Authority and any national, multi-national, regional, state or local regulatory agency, department, bureau, or other governmental entity in [***] or such other jurisdiction as the Parties may mutually agree upon in alignment with any expansion of the Applicable Law.

“International Trade Restrictions”	means all applicable [***] export control, trade, and financial sanctions laws, rules, and regulations.

“Intellectual Property”	means (i) inventions (whether or not patentable), patents, trade secrets, copyrights, trademarks, trade names and domain names, rights in designs, rights in computer software, database rights, rights in confidential information (including know-how) and any other intellectual property rights, in each case whether registered or unregistered, (ii) all applications (or rights to apply) for, and renewals or extensions of, any of the rights described in the foregoing clause (i) and (iii) all rights and applications that are similar or equivalent to the rights and application described in the foregoing clauses (i) and (ii), which exist now, or which come to exist in the future, in any part of the world.

“Lonza Information”	means all information that is proprietary to Lonza or any Affiliate of Lonza and that is maintained in confidence by Lonza or any Affiliate of Lonza and that is disclosed by Lonza or any Affiliate of Lonza to Customer under or in connection with this Agreement, including without limitation, any and all Lonza know-how and trade secrets.

“Lonza Operating Documents”	means the corporate standards, standard operating procedures, standard manufacturing procedures, Lonza-customized manufacturing procedures developed or outside the scope of this Agreement, electronic programs and files, raw material specifications, protocols, validation documentation, and supporting documentation used by Lonza, without limitation, [***], excluding any of the foregoing that are unique to the manufacture of Product.

“Lonza Release”	has the meaning given in Clause 7.1.

“Manufacturing Process”	means the production process provided by Customer to Lonza for the manufacture of Product, as such process may be improved or modified from time to time by agreement of the Parties in writing.

“Manufacturing Services”	means the services related to the manufacturing of Batches (including Engineering Batches and PPQ Batches), as well as the related pre-production activities and, to the extent agreed by the Parties in an amendment hereto, the manufacturing of related materials, such as any enzymes to be used for the manufacturing of the Product (including [***]); for the avoidance of any doubt, the manufacturing of any Engineering Batch or Process Validation Batch or commercial Batch is deemed Manufacturing Services.

“Master Batch Record”	means the formal set of unexecuted master production and control records and instructions for the manufacture of the Product or, to the extent requested by Customer, the [***] that details steps and elements of the Manufacturing Process, along with analytical methods, test methods and other procedures, directions and controls associated with the manufacture and testing of the Product.

“Modified Manufacturing Process”	means a Manufacturing Process that has been improved or modified by agreement of the Parties and incorporates any Lonza Information, Lonza Background Intellectual Property and/or New General Application Intellectual Property.

“New Customer Intellectual Property”	has the meaning given in Clause 10.2.

“New General Application Intellectual Property”	has the meaning given in Clause 10.3.

“Party”	means each of Lonza and Customer and, together, the “Parties”.

“Price”	means the price for the Services and Products as set out in Appendix A.

“Process Validation Batch or PPQ Batch”	means a Batch that is produced in compliance with cGMP with the intent to show reproducibility of the Manufacturing Process and is required to complete process validation studies.

“Product”	means the proprietary molecule identified by Customer as TransCon [***] human Growth Hormone (TC hGH) [***] to be manufactured using the Manufacturing Process by Lonza for Customer as specified in the Project Plan.

“Project Plan”	means the plan(s) describing the Services to be performed by Lonza under this Agreement, including any update and amendment of the Project Plan to which the Parties may agree from time to time. The initial Project Plan is attached hereto as Appendix A.

“Purchase Order”	shall have the meaning ascribed in Clause 6.2.

“Roadmap”	shall have the meaning ascribed in Clause 2.2.1.

“Quality Agreement”	means the quality agreement, attached or to be attached no later than before commencement of any cGMP manufacturing hereto as Appendix H, that delineates, defines, establishes, and documents manufacturing and testing activities and responsibilities of the Parties subject to cGMP requirements.

“Raw Materials”	means all ingredients, including [***] unless such [***] is manufactured by Lonza based on an amendment to this Agreement between the Parties, and [***] required to perform the Manufacturing Process or Services set forth in the bill of materials detailing the same (including any consumables or wearables).

“Raw Materials Handling Fee”	means the procurement and handling fee of a percentage, as stipulated in Clause 8.2, of the acquisition cost of Raw Materials other than Customer Materials by Lonza that is charged to the Customer in addition to the cost of such Raw Materials. For the avoidance of doubt: If Lonza manufactures [***] for Customer, such shall be priced according to an agreed batch fee and shall not be subject to the Raw Materials Handling Fee, except for the Raw Materials used in such enzyme production.

“Recall”	has the meaning given in Clause 12.4

“Regulatory Authority”	means the [***] and any other similar regulatory authorities as may be agreed upon in writing by the Parties that are responsible for administering and/or granting approvals for the performance of Services under this Agreement or for issuing regulations pertaining to the manufacture and/or use of Product in [***] or in such other countries as the Parties may mutually agree upon.

“[***]”	means [***], as specified in the Master Batch Record.

“[***] Handling Fee”	means the procurement and handling fee of a percentage, as stipulated in Clause 8.2, of the acquisition cost of [***] by Lonza that is charged to the Customer in addition to the cost of such [***].

“Services”	means all or any part of the services to be performed by Lonza or its Affiliates under this Agreement (including, without limitation, process and analytical method transfer, process development, process optimization, validation, BLA related activities, clinical and commercial Manufacturing Services, as well as quality control and quality assurance activities including without limitation analytical activities), particulars of which are set out in a Project Plan.

“SOP”	means a standard operating procedure.

“Specifications”	means the specifications of the Product as specified in Appendix B, which may be amended from time to time by mutual consent of both Parties in accordance with this Agreement.

“Subcontractors”	means any Third Party, which is not an External Laboratory, instructed by Lonza, with Customer’s prior consent, which is to conduct activities required to complete the Services.

“[***]”	means [***].

“Term”	has the meaning given in Clause 15.1.

“Third Party”	means any party other than Customer, Lonza and their respective Affiliates.

In this Agreement references to the Parties are to the Parties to this Agreement, headings are used for convenience only and do not affect its interpretation, references to a statutory provision include references to the statutory provision as modified or re-enacted or both from time to time and to any subordinate legislation made under the statutory provision, references to the singular include the plural and vice versa, and references to the word “including” are to be construed without limitation.

2	Performance of Services

2.1

Performance of Services. Subject to Clause 2.3, Lonza shall itself and/or through its Affiliates, diligently carry out the Services as provided in the Project Plan and [***] perform the Services without defect and according to the estimated timelines as set forth in the Project Plan. Lonza shall retain appropriately qualified and trained personnel with the requisite knowledge and experience to perform the Services in accordance with current industry standards and the terms of this Agreement. Lonza may subject to Customer’s prior written approval subcontract or delegate parts of its performance of the Services to Subcontractors or External Laboratories, it being understood that Lonza will clarify at the time of seeking approval, whether the engagement is for a Subcontractor or External Laboratory; provided, that any Subcontractors shall be subject to the same obligations and other provisions contained in this Agreement or any applicable Project Plan. [***].

2.2	Technology Transfer to Lonza.

2.2.1

The Parties expressly agree that they shall work together to transfer the Manufacturing Process to the Facility, including implementing the technology transfer plan set forth in the Project Plan. Customer shall [***] support such technology transfer as reasonably requested by Lonza. A roadmap has been compiled and agreed by the Parties towards [***] (the “Roadmap”). Upon alignment between Customer and Lonza on the Roadmap, activities for the technology transfer will be started.

2.2.2

Based on the information provided by Customer and including process changes developed by Lonza pursuant to any applicable Project Plan, Customer shall inform Lonza of any specific requirements Customer may have, including, without limitation, any information or procedures Customer wishes to have incorporated therein. [***].

2.3	Engineering Batches. Lonza shall manufacture Engineering Batches in accordance with the Project Plan. Customer shall have the right to make whatever further use of the non-cGMP Engineering Batches as it shall determine, provided that Customer pays for such Batches, such use is not for human use and does not violate any Applicable Laws. Lonza makes no warranty that Engineering Batches will meet cGMP or the Specifications. [***] Regardless of whether any Engineering Batch meets cGMP or the Specifications, Customer shall pay to Lonza the Price for such Engineering Batch plus the Raw Materials Handling Fee associated with such Engineering Batches.

2.4

cGMP Batches. Lonza will, in accordance with the terms of this Agreement and Quality Agreement, manufacture at the Facility and release to Customer, cGMP Batches that comply with the Manufacturing Process, cGMP and the Specifications, together with a Certificate of Analysis; [***]. Prior to commencement of cGMP manufacturing, Lonza shall review the process assumptions. In the event that there is a material difference in the process assumptions as compared with the process results demonstrated during the manufacture of Engineering Batches, [***].

2.5

Process Validation Batches. Lonza shall manufacture and deliver Process Validation Batches as mutually agreed by Parties sufficient to document the operability and reproducibility of the Manufacturing Process and permit the Parties to complete and file the necessary regulatory documents.

2.5.1

Prior to commencement of Process Validation Batches, Lonza and Customer shall agree a process validation plan identifying the validation requirements of the Manufacturing Process. All process validation activities are excluded from the Price of Process Validation Batches and shall be approved separately by the Customer in advance and shall be paid for by the Customer at the Price set out in the applicable Project Plan.

2.5.2

Any regulatory support activities (including pre-Approval inspection) required and agreed to by Customer to support the Approval of the Product from the Facility shall be performed and supported by Lonza as reasonably requested by Customer or required by a Governmental Authority[***]. All such regulatory support activities are excluded from the Price of Process Validation Batches, and shall be approved by the Customer in advance, and shall be paid for by the Customer at the Price set out in the applicable Project Plan (and/or amendments to this Agreement or scope change documents).

2.6

Supply of Customer Information and Customer Materials. Customer shall supply to Lonza all Customer Information and Customer Materials and other information or materials that may be reasonably required by Lonza to perform the Services. [***]. Customer Materials shall remain the property of the Customer and shall until processing be clearly marked as such [***].

2.7

Raw Materials. Lonza shall procure all required Raw Materials as well as consumables other than those Raw Materials that are Customer Materials. At Customer’s sole discretion and upon advance payment by Customer, Lonza shall purchase and hold a minimum of [***] ([***]) (or such other number the Parties may mutually agree upon at a later stage) extra Batch’s requirements of Raw Materials to serve as safety stock. Customer shall be responsible for payment for all consumables and Raw Materials ordered or irrevocably committed to be procured by Lonza hereunder. The Parties recognize and agree that any Raw Materials or [***] fully paid up in advance by the Customer is the property of the Customer. Upon cancellation of any Batch or termination of the Agreement, all unused Raw Materials which cannot be used by Lonza for the manufacture of other products for other customers shall be paid for by Customer within [***] ([***]) days of invoice and at Customer’s option and cost will either be (a) held by Lonza for future use for the production of Product for up to [***] of the last Process Validation Batch and (b) [***] ([***]) months thereafter, (b) delivered to Customer, or (c) disposed of [***].

3	Project Management / Steering Committee

3.1

Project Plans. With respect to a new project to be governed by this Agreement, a new Project Plan shall be added by agreement in writing signed by the Parties and appended to Appendix A. Each Project Plan shall include a description of the Services to be provided, the Product to be manufactured, Specifications, a schedule for completion of the Project Plan, pricing details, and such other information as is necessary for relevant Services. In the event of a conflict between the terms of a Project Plan and this Agreement, the terms of this Agreement will govern.

3.2	Project Management. With respect to each Project Plan, each party will appoint a project manager who will be the party responsible for overseeing the Project Plan.

3.3

Steering Committee. Each Party shall name a mutually agreed upon equal number of representatives for the Steering Committee, which shall meet [***] per calendar year, or as otherwise mutually agreed by the Parties. In the event that a Steering Committee dispute cannot be resolved, such dispute shall be escalated to a senior executive of each of Customer and Lonza.

The primary function of the Steering Committee is to ensure the ongoing communication between the Parties and discuss and resolve any issues arising under this Agreement. In addition to the primary function described above, the Steering Committee shall also take on the following responsibilities:

3.3.1	discuss and seek resolution of issues around management of the Services;

3.3.2	agree and monitor deadlines and milestones for the Services; and

3.3.3

discuss and recommend any changes to the Services (although such changes will not take effect until they have been incorporated into a written amendment to the Project Plan which has been signed by the Parties).

3.4

Person in Plant. Customer shall be permitted to have, at no additional cost, [***] ([***]) [***] at the Facility as reasonably requested by Customer, at any time during the Manufacturing Process and related analytical services for the purpose of observing, reporting on, and consulting as to the performance of the Services. Such employee shall be subject to and agree to abide by confidentiality obligations to Third Parties and Lonza’s customary practices and operating procedures regarding persons in plant, and such employee agrees to comply with all instructions of Lonza’s employees at the Facility. Furthermore, Lonza shall use commercially reasonable endeavours that Customer is allowed similar access to key Subcontractors and External Laboratories.

4	Quality

4.1

Responsibility for quality assurance and quality control of Product shall be allocated between Customer and Lonza as set forth in the Quality Agreement and in Lonza standard operating procedures. If there is a conflict between the terms and conditions of this Agreement and the Quality Agreement, the terms and conditions of this Agreement shall prevail except in quality related matters, where the Quality Agreement shall prevail. If the Quality Agreement is not in place at the Effective Date, Lonza and Customer commit to enter into the Quality Agreement in a timely manner, but in no event later than [***].

4.2	Provisions regarding inspections by Regulatory Authorities and audits shall be set out in the Quality Agreement.

5	Insurance

5.1

Each Party shall, during the Term and for [***] ([***]) years after delivery of the last Product manufactured or Services provided under this Agreement, obtain and maintain at its own cost and expense from a qualified insurance company, comprehensive general liability insurance including, but not limited to product liability coverage in the amount of at least [***] per claim. Each Party shall provide the respective other Party with a certificate of such insurance upon reasonable request.

6	Forecasting, Ordering and Cancellation

6.1	Forecasting and Ordering.

6.1.1

No later than the [***] ([***]) day of each [***] following the Effective Date of Agreement [***], Customer shall supply Lonza with a written forecast showing Customer’s good faith estimated requirements for Batches to be delivered for the following [***] ([***]) [***] period, starting with the [***] (the “Forecast”). The Forecast shall show a good faith estimate of the demand on a semi-annual basis for the non-binding period and the [***] demand for the Binding Forecast (as defined in Clause 6.1.2(a) below). The Parties acknowledge and agree that as of the Effective Date Customer has provided Lonza with its initial forecast attached as Appendix C of Customer’s good faith estimated requirements for Batches to be manufactured in the Facility and such forecast shall be deemed a Forecast.

6.1.2

No later than [***] ([***]) days following Lonza’s receipt of a Forecast, Lonza shall provide written notice to Customer of whether it has (as of the date of receipt of the Forecast) capacity available to manufacture the number of Batches forecasted therein and shall provide Customer with an estimated production schedule showing the estimated [***] Date of each Batch. If upon receipt of a Forecast Lonza determines that it will not have sufficient capacity to meet the forecasted requirements, Lonza will promptly notify Customer and the parties will work together in good faith to determine how to meet Customer’s requirements.

(a)	The first [***] ([***]) [***] of any Forecast shall be binding (“Binding Forecast”). No Forecast shall amend any previous Binding Forecast. [***];

6.2	Purchase Orders.

6.2.1

Development Services. Customer shall place work orders for the Development Services it wishes to order at least [***] ([***]) [***] or earlier as reasonably required prior to the Commencement Date for such Development Services, taking into consideration Lonza’s most recent Project Plan, provided that at all times the Parties shall use reasonable endeavours to agree upon the time at which such Development Services will be performed.

6.2.2

Manufacturing Services. Customer shall place binding purchase orders (“Purchase Orders”) for manufacturing Campaigns in the Facility consistent to, and within [***] ([***]) days from, the most recent response by Lonza to the Forecast as per Clause 6.1.2 at least [***] ([***]) [***] prior to the estimated [***] Date for the first Batch of such Campaign in accordance with Lonza’s most recent response to the respective Forecast.

6.3

Order Confirmation. Lonza shall confirm each Purchase Order within [***] ([***]) [***] days of receipt from Customer of the relevant Purchase Order. For Batches manufactured for commercial use (excluding, for clarity, any Clinical Batches, Engineering Batches and Validation Batches) the Purchase Order shall set out the latest [***] Date(s) and quantity of Product to be delivered. Upon confirmation, each Purchase Order will be regarded by the Parties as a binding commitment by Lonza to manufacture and to deliver to Customer the relevant number of Batches or to provide the Development Services according to the requirements set out in such Purchase Order. Subject to Clause 6.4 any [***] Date set forth in Lonza’s written confirmation of a purchase order shall be the ultimate [***] Date of the first Batch of the Campaign, allowing delivery up to [***] [***] earlier. All ordered Batches shall be scheduled in a single Campaign in each [***], excluding the first [***] ([***]) [***] after the Lonza Release of the last Process Validation Batch (forecast for the [***] of the last batches of commercial campaigns may be up to [***] ([***]) [***] apart during this period), unless otherwise agreed by Lonza. Any additional or inconsistent terms or conditions of any Customer purchase order, acknowledgement or similar standardized form given or received pursuant to this Agreement shall have no effect and such terms and conditions are hereby rejected.

6.4

Rescheduling. Lonza shall have the right to reschedule a [***] Date of any Batch or Campaign upon reasonable prior written notice to Customer, provided that (i) the rescheduled [***] Date is no later than [***] ([***]) days from the [***] Date originally estimated at the time of Lonza’s acceptance of the binding purchase order (the “Original [***] Date”), and (ii) that the [***] Date of the first Batch of the Campaign is not to occur earlier than [***] ([***]) days before the Original [***] Date. If the Customer requests to change the [***] Date, Lonza will make all reasonable attempts to accommodate the request; provided, however, in the event that this change would impact other projects scheduled for occupancy in the designated suite or suites, [***]. Any such change requested by Customer [***]. Any delay requested by Customer of more than [***] ([***]) days shall be considered a cancellation pursuant to Clause 6.76.

6.5

Minimum Quantity and Volume Commitments. Provided Customer has obtained Approval for the Drug Product manufactured by using the Product from the Facility in the US or EU, Customer undertakes to purchase from Lonza and Lonza undertakes to be able to supply a minimum of at least [***] ([***]) Batches of Product manufactured [***] in one Campaign per calendar year commencing in [***] (the “Minimum Quantity”). In addition, [***] Customer undertakes to purchase from Lonza at least [***] percent ([***]%) for the first [***] ([***]) years [***] and thereafter [***] percent ([***]%) of Customer’s annual requirement of Product beyond [***] kg and up to the lower of [***] ([***]) Batches or [***] kg starting with the [***] (the “Volume Commitment”).

6.6	Failure to comply with Minimum Quantity and Volume Commitments.

6.6.1	If Customer fails to purchase the Minimum Quantity, Customer shall pay the Price per Batch for the number of Batches below the minimum within [***] ([***]) [***].

6.6.2	Within [***] ([***]) days of the end of each calendar year, [***]. In the event Lonza believes, [***], that the Customer falls short of the Volume Commitment, [***].

6.6.3	Lonza commits to deliver to the Forecast, up to a maximum of [***] ([***]) Batches or of [***] kg per year, whichever is lower, provided that it is within the binding part of the Forecast. Such capacity may be reserved for the Customer for years [***] up to [***] of the Forecast. However, if another customer wishes to order such capacity in parts or full, [***]

6.7

Cancellation of a Binding Purchase Order. Customer may cancel a binding Purchase Order upon written notice to Lonza, subject to the payment of a cancellation fee as calculated below (the “Cancellation Fee”):

6.7.1

In the event that Customer provides written notice of cancellation to Lonza less than or equal to [***] ([***]) months prior to the [***] Date of one or more Batches [***], then [***] percent ([***]%) of the Batch Price of each such Batch cancelled is payable, provided that [***];

6.7.2

In the event that Customer provides written notice of cancellation to Lonza less than or equal to [***] ([***]) months prior to the [***] Date of [***], then [***] percent ([***]%) the Batch Price of each such Batch cancelled is payable, provided that [***]; and

6.7.3	In the event that Customer provides written notice of cancellation to Lonza of more than [***] ([***]) months prior to the [***] Date of one or more Batches, then no cancellation fee is due.

6.8

Payment of Cancellation Fee. Any Cancellation Fee shall be payable latest by the original Commencement Date associated with the cancelled Batch of Development or Manufacturing Service. Any Cancellation Fee shall include all documented costs associated with the cancelled Batch, including any Raw Materials, [***], Raw Materials Handling Fee and [***] Handling Fee.

6.9

Replacement Project. Notwithstanding the foregoing, Lonza will use commercially reasonable efforts to secure a new or additional project (but excluding any project or production then under contract with Lonza with a [***] Date that is [***] ([***]) months or less after the notification date of the applicable cancellation or rescheduling by Customer) for the development or manufacturing space, and for dates and duration that would have been occupied by Customer (a “New Project”). If Lonza is able to secure a New Project with Customer or another Lonza customer (the “Replacement Services”), then, in such case, the Cancellation Fee for Development Services or Manufacturing Services cancelled that is replaced by a New Project shall be reduced or credited to Customer (if applicable) towards the New Project by an amount equal to [***] percent ([***]%) of the respective Cancellation Fee pro-rated to the Facility occupancy (on a per diem basis) with such Replacement Services. .

6.10

Enzymes. Unless otherwise specified in an amendment to this Agreement, the provisions of this Clause 6 shall also apply to the forecasting, ordering and cancelling of any enzyme, including [***], the Parties may mutually agree to be manufactured by Lonza.

7	Delivery and Acceptance

7.1	Acceptance/Rejection of Product.

7.1.1

Lonza shall perform its own release of Batches (the “Lonza Release”). Promptly following the Lonza Release of a Batch Lonza shall deliver to Customer the Certificate of Analysis, any other documentation as specified in the Quality Agreement, and such other documentation as is reasonably required and notified in advance by Customer to meet all applicable regulatory requirements of the Governmental Authorities. Customer shall review such Documentation and Lonza shall promptly answer all questions from Customer and perform additional investigations as requested. Customer shall notify Lonza in writing of the final release (“Customer Release”) or rejection of the batch without undue delay.

7.1.2

Promptly following the [***] Date of Batches, Customer shall inspect such Batches and shall have the right to test such Batches to determine compliance with the Specifications. Customer shall notify Lonza in writing of any rejection of a Batch based on any claim that it fails to meet Specifications or comply with cGMP upon agreed procedures as agreed in the Quality Agreement, but no later than within [***] ([***]) days of [***] Date, after which time all unrejected Batches shall be deemed accepted, except for concealed or latent defects. In case of concealed or latent defects discovered later, such notification to be given in writing promptly upon discovery of such defects but, for concealed or latent defects, no later than [***] after Delivery of the Product.

7.1.3

In the event that Lonza believes that a Batch has been incorrectly rejected, Lonza may require that Customer provide to it Batch samples for testing. Lonza may retain and test the samples of such Batch. In the event of a discrepancy between Customer’s and Lonza’s test results such that Lonza’s test results fall within relevant Specifications, or there exists a dispute between the Parties over the extent to which such failure is attributable to a given Party, the Parties shall cause an independent laboratory promptly to review records, test data and perform comparative tests and analyses on samples of the Product that allegedly fails to conform to Specifications. Such independent laboratory shall be mutually agreed upon by the Parties. If the Parties are unable to agree on an independent laboratory, [***] shall appoint such laboratory. The independent laboratory’s results shall be in writing and shall be final and binding [***]. Unless otherwise agreed to by the Parties in writing, the costs associated with such testing and review shall be borne by the Party against whom the independent laboratory rules.

7.1.4

Lonza shall reprocess free of charge any Batch or, if reprocessing is not possible, replace any Batch that failed to conform with the Specifications or was not manufactured in compliance with cGMP (a “Failed Batch”), in the event that it is determined (by the Parties or the independent laboratory) that such failure was [***] (“Lonza Responsibility”); in the event of [***]. Provided a Lonza Responsibility is confirmed, such reprocessing or replacement shall be made as promptly as practicable, in light of available manufacturing capacity and Raw Materials, and in any case as soon as reasonably possible. [***] Customer acknowledges and agrees that its sole remedy with respect to a Failed Batch that is a Lonza Responsibility is as set forth in this Clause 7.1.4., and in furtherance thereof, Customer hereby waives all other remedies at law or in equity regarding the foregoing claims.

7.2

Delivery. All Product shall be delivered [***] (as defined by Incoterms® 2010) the Facility. Delivery is considered to have taken place when “Customer Release” has been notified to Lonza or [***] days after the Release by Lonza, whichever comes first. With respect to any Customer Materials, title and risk of loss shall remain with the Customer and shall not transfer to Lonza, except as set forth in Clause 7.1.4 in case of a Failed Batch as a direct result of Lonza Responsibility. With respect to Product and Raw Materials other than Customer Materials, title and risk of loss shall transfer to Customer upon Delivery.

7.3

Storage. Customer shall arrange for shipment and take delivery of such Batch from the Facility, at Customer’s expense, within [***] ([***]) days after Customer Release or pay applicable storage costs. Lonza shall provide storage on a bill and hold basis for such Batch(es) at no charge for up to [***] ([***]) days; provided that any additional storage beyond [***] ([***]) days will be charged on a monthly basis to Customer and may be subject to a separate agreement. In addition to Clause 8.2, Customer shall be responsible for all value added tax (VAT) and any other applicable taxes, levies, import, duties and fees of whatever nature imposed as a result of any storage. Notwithstanding anything to the contrary contained in this Agreement, Lonza shall not be required to store any Batch for more than [***] ([***]) calendar days after Customer Release, [***], subject to availability and the applicable storage costs to be paid by Customer. Within [***] ([***]) days following a written request from Lonza, Customer shall provide Lonza with a letter [***] confirming the [***] of each stored Batch.

8	Price and Payment

8.1

Pricing. Pricing for the Services provided by Lonza [***], any Scope Change or Work Order, and based on the assumptions and information set out in, the applicable Project Plan. In the event of changes to the Services based on additional operational requirements or Customer’s request, Lonza and Customer shall discuss in good faith and agree on any additional costs. [***] Any additional costs arising from [***] (including, without limitation Capital Equipment required for its implementation, methods of analysis, set-up cost or adjustments to Batch pricing) shall be fully assumed by the Customer.

8.2	Handling Fees. The Raw Materials Handling Fee shall be [***] percent ([***]%) and the [***] Handling Fee shall be [***] percent ([***]%)[***].

8.3

Taxes. Unless otherwise indicated in writing by Lonza, all Prices and charges are exclusive of value added tax (VAT) and of any other applicable taxes, levies, import, duties and fees of whatever nature imposed by or under the authority of any government or public authority and all such charges applicable to the Services shall be paid by Customer. When sending payment to Lonza, the Customer shall quote the relevant invoice number in its remittance advice.

8.4	Invoicing. Lonza shall issue invoices to Customer as follows:

8.4.1	All Development Services and Manufacturing Services shall be invoiced as follows:

-	[***] percent ([***]%) of the Price for all Batches or Services upon the [***] Date of such Batch or Service; and

-	[***] percent ([***]%) upon [***] Date of each Batch or completion of applicable Services.

8.4.2	Charges for Raw Materials and the Raw Materials Handling Fee for each Batch shall be invoiced as follows:

-	[***]

8.4.3

Purchase cost for [***] shall be invoiced by Lonza at [***]% of the [***] cost and [***] Handling Fee upon the date the applicable Purchase Order is accepted by Lonza, but no earlier than Lonza issuing the purchase order to its [***] supplier.

All invoices are strictly net and payment for amounts not subject to a bona fide dispute must be made within [***] ([***]) days of Customer’s receipt of the applicable invoice, without deduction, deferment, set-off, lien or counterclaim.

8.5

Payment Default. If in default of payment of any undisputed invoice on the due date, interest shall accrue on any amount overdue at the lesser of (i) rate of [***] or (ii) the maximum rate allowable by law governing this Agreement, interest to accrue on a day to day basis until full payment; and Lonza shall, at its sole discretion, and without prejudice to any other of its accrued rights, be entitled to suspend the provision of the Services and or delivery of Product until all overdue amounts have been paid in full including interest for late payments.

8.6	Price adjustments.

8.6.1

Not more than once per calendar year, starting [***], Lonza may, by notification sent no later than [***] of the prior year, adjust the Price in accordance with the [***] (or any successor index) increase for the previous calendar year (there is no decrease if the [***] goes down provided, however, that in the event of a decrease of such index an adjustment shall only be possible after such index has exceeded the index position on which the last adjustment was based). The new Price reflecting such Batch Price adjustment shall be effective for any Batch for which the Commencement Date is on or after the date of Lonza’s notice to Customer of the Price adjustment.

8.6.2

In addition to the above, the Price may be changed by Lonza, upon reasonable prior written notice to Customer (providing reasonable detail in support thereof), to reflect (i) [***], or for a [***], and (ii) [***].

8.6.3

The Parties will work together to jointly develop a continuous improvement plan in order to achieve cost reductions for validated processes. Customer shall benefit fully from improvements initiated and developed by Customer and transferred to Lonza. In respect of any Modified Manufacturing Process resulting from jointly initiated and/or performed improvements Customer shall benefit by [***] percent ([***]%) of the improvement so derived. Lonza shall retain all benefits of any Modified Manufacturing Process to extent Customer did neither initiate nor participate in the improvement or modification.

9	Capital Equipment

9.1

Any Capital Equipment required for the performance of the Services shall be acquired on terms to be agreed by the Parties prior to the Commencement Date of the relevant Services it being understood that irrespective of such terms the capital equipment will be the sole property of Lonza. Any Capex funded by Lonza for such Capital Equipment, upon Customer’s request and pre-approval of the cost thereof in writing, shall be reimbursed by Customer [***].

9.2	[***].

9.3	Any Capital Equipment required to [***] will be funded by Customer, but shall remain subject to [***].

10	Intellectual Property

10.1	Background Intellectual Property

10.1.1

Except as expressly otherwise provided herein, neither Party will, as a result of this Agreement, acquire any right, title, or interest in any Background Intellectual Property of the other Party, including any improvements made thereto during the performance of the Services under this Agreement.

10.2	New Intellectual Property Ownership

10.2.1	[***] Ownership. Subject to Clause 10.3, [***] develop, conceive, invent, first reduce to practice or make, solely or jointly with [***], in the course of the [***], to the extent that is both:

(i)	a derivative of or improvement to [***], and

(ii)	[***]. For avoidance of doubt, [***] shall include any [***], but excluding any [***]

10.2.2

[***] Ownership. Notwithstanding Clause 10.2.1, [***], develop, conceive, invent, or first reduce to practice or make solely or jointly with [***], in the course of [***] that is generally applicable to the [***]. For avoidance of doubt, [***] shall include any [***]

10.2.3

Assignment of New Intellectual Property. [***] hereby assigns to [***] all of its right, title and interest in any [***]. To the extent that [***] has or obtains any rights, title or interest in [***] hereby assigns to [***] all of its right, title and interest in any [***].

10.3	License Grants.

10.3.1	Subject to the terms and conditions set forth herein (including the payment of the Price as required above), Lonza hereby grants to Customer a [***]

10.3.2	Customer hereby grants Lonza and its Affiliates, sub-contractors and the External Laboratories the [***] solely for the purpose of fulfilling its obligations under this Agreement.

10.3.3

Unless the Parties expressly, mutually agree to the contrary herein in writing, including without limitation by express reference to a given OtherAgreement (defined below), nothing in this Agreement (or any Project Plan entered into pursuant to this Agreement) shall supersede, amend or otherwise modify any terms or conditions or other provisions of any other agreement between the Parties that is entered into prior to or contemporaneously with the execution of this Agreement, including, without limitation, any agreement related to any [***], or any services performed by Lonza or any Affiliate of Lonza for Customer, or any consumables or other products supplied by Lonza or any Affiliate to Customer (collectively, an “Other Agreement”).

10.4	Technology Transfer to Customer or Third Party Manufacturer.

10.4.1

Upon the written notification by Customer to Lonza and subject to the terms and conditions of this Clause 10.4 [***], and [***], and [***], Customer will be permitted to transfer the Manufacturing Process to itself and/or any Third Party manufacturer for the manufacture of the Product or, to the extent agreed by the Parties, the [***] (but no other product) at a particular site. For the avoidance of any doubt [***].

Customer shall provide written notice to Lonza at least [***] ([***]) days in advance that it wishes to exercise its rights under this Clause 10.4 (the “Technology Transfer Notice”). The Technology Transfer Notice shall provide reasonable details to Lonza about [***]. In the case of a proposed transfer of the Manufacturing Process to a Third Party, Customer shall indicate details about [***]

10.4.2

If the Technology Transfer Notice is [***], Lonza’s consent to such requested transfer shall not be unreasonably withheld or delayed. If the Technology Transfer Notice is [***], (i) Customer must seek and obtain from Lonza approval for such transfer prior to any such transfer [***], and (ii) the Parties shall, agree on terms governing such technology transfer, including [***]

10.4.3	Lonza shall not be obliged to transfer any Modified Manufacturing Process to any Third Party (a) [***], and/or (b) [***].

For any transfer under this Clause 10.4, Lonza shall provide reasonably necessary documents (including the Product-specific Batch Records, deviations, root cause analyses, and release reports, technology transfer guidance and summary report and process protocols) to complete such technology transfer and [***]

10.5	Prosecution of Patents.

10.5.1

Subject to the following subsection, Customer will have the sole right and discretion to file (or not file), prosecute and maintain patent applications and patents claiming the New Customer Intellectual Property, at Customer’s expense. Lonza will cooperate with Customer, at Customer’s expense, to file, prosecute, maintain, defend, and enforce patent applications and patents claiming any New Customer Intellectual Property.

10.5.2	Unless the Parties agree otherwise, at least [***] ([***]) days prior to [***]. Within [***] ([***]) days of receipt of [***]. As determined by Lonza, [***]

10.5.3

Lonza will have the sole right and discretion to file (or not file), prosecute and maintain patent applications and patents claiming the New General Application Intellectual Property, at Lonza’s expense. Customer will cooperate with Lonza[***] to file, prosecute, maintain, defend, and enforce patent applications and patents claiming any New General Application Intellectual Property.

11	Warranties

11.1	Lonza warrants that:

11.1.1	the Services shall be performed in accordance with all Applicable Laws;

11.1.2	except with respect to any development services and Engineering Batches, the manufacture of Product shall be performed in accordance with cGMP and will meet the Specifications at the date of Delivery;

11.1.3

it or its Affiliates hold all necessary permits, approvals, consents and licenses to enable it to perform the Services at the Facility, except to the extent that failure to maintain such licenses, permits and approvals do not have a material adverse impact on the ability to manufacture the Product in the Facility, or on the Services provided under this Agreement;

11.1.4	to its knowledge, the conduct and the provision of the Services shall not infringe, misappropriate or violate (as the case may be) any proprietary or Intellectual Property rights of any Third Party;

11.1.5

it shall promptly notify Customer in writing if it receives or is notified of a formal written claim from a Third Party that Lonza Information, Lonza Background Intellectual Property or New General Application Intellectual Property, as it relates to the Services under this Agreement, or that the use by Customer thereof, to the extent permitted under this Agreement, infringes, misappropriates or violates (as the case may be) any proprietary or Intellectual Property rights of any Third Party; and

11.1.6	it has the necessary corporate authorizations to enter into and perform this Agreement.

11.2	Customer warrants that:

11.2.1

it has to the best of its knowledge as of the Effective Date all the rights necessary to permit Lonza to perform the Services without infringing the Intellectual Property rights of any Third Party and the performance of the Services shall to the best of Customer’s knowledge as of the Effective Date not infringe, misappropriate or violate (as the case may be) any proprietary or Intellectual Property rights of any Third Party;

11.2.2

all Customer Materials shall be provided with a certificate of analysis or other relevant documentation demonstrating that such Customer Materials meet the following Lonza acceptance criteria: (i) [***], (ii) [***], (iii) [***], (iv) [***], and (v) [***]. In addition, [***], and will update, clarify, correct, supplement and amend such information as necessary;

11.2.3

it will promptly notify Lonza in writing if it receives or is notified of a formal written claim from a Third Party that Customer Information and Customer Intellectual Property or that the use by Lonza thereof for the provision of the Services infringes, misappropriates or violates (as the case may be) any proprietary or Intellectual Property or other rights of any Third Party;

11.2.4	in connection with its receipt and usage of the Services and Products, Customer shall [***]. Customer shall [***]. Customer confirms that [***]; and

11.2.5	it has the necessary corporate authorizations to enter into this Agreement.

11.3

DISCLAIMER: THE WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES, AND ALL OTHER WARRANTIES, BOTH EXPRESS AND IMPLIED, ARE EXPRESSLY DISCLAIMED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

12	Indemnification and Liability

12.1

Indemnification by Lonza. Lonza shall indemnify the Customer, its Affiliates, and their respective officers, employees and agents (“Customer Indemnitees”) for any loss, damage, costs and expenses (including reasonable attorney fees) that Customer Indemnitees may suffer as a result of any Third Party claim arising directly out of (i) [***] or (ii) [***]

12.2

Indemnification by Customer. Customer shall indemnify Lonza, its Affiliates, and their respective officers, employees and agents (“Lonza Indemnitees”) from and against any loss, damage, costs and expenses (including reasonable attorney fees) that Lonza Indemnitees may suffer as a result of any Third Party claim arising directly out of (i) [***]; or (ii) [***]

12.3

Indemnification Procedure. If the Party to be indemnified intends to claim indemnification under this Clause 12, it shall promptly notify the indemnifying Party in writing of such claim. The indemnitor shall have the right to control the defense and settlement thereof; provided, however, that any indemnitee shall have the right to retain its own counsel at its own expense. The indemnitee, its employees and agents, shall reasonably cooperate with the indemnitor in the investigation of any liability covered by this Clause 12. The failure to deliver prompt written notice to the indemnitor of any claim, to the extent prejudicial to its ability to defend such claim, shall relieve the indemnitor of any obligation to the indemnitee under this Clause 12.

12.4	Recall.

12.4.1	If the Customer is required by a Regulatory Authority or voluntarily chooses to initiate a recall (“Recall”) or withdrawal of any Drug Product, the Customer shall notify Lonza.

12.4.2

Lonza shall provide all reasonably requested assistance and information to Customers and cooperate with the Customer to implement the Recall in accordance with the protocols and procedures contained in the Quality Agreement.

12.4.3	[***]

12.4.4	[***]

12.5

DISCLAIMER OF CONSEQUENTIAL DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, LOST PROFITS OR LOST REVENUES ARISING FROM OR RELATED TO THIS AGREEMENT, EXCEPT TO THE EXTENT RESULTING FROM FRAUD, GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT.

12.6

LIMITATION OF LIABILITY. LONZA’S LIABILITY UNDER THIS AGREEMENT SHALL IN NO EVENT EXCEED, IN THE AGGREGATE, [***] TOTAL AMOUNTS PAID BY CUSTOMER TO LONZA [***] IN THE [***] PERIOD PRECEDING THE FIRST CLAIM FOR DAMAGES, EXCEPT TO THE EXTENT RESULTING FROM [***]

13	Confidentiality

13.1

A Party receiving Confidential Information (the “Receiving Party”) agrees to strictly keep secret any and all Confidential Information received during the Term from or on behalf of the other Party (the “Disclosing Party”) using at least the same level of measures as it uses to protect its own Confidential Information, but in any case at least commercially reasonable and customary efforts. Confidential Information shall include information disclosed in any form including but not limited to in writing, orally, graphically or in electronic or other form to the Receiving Party, observed by the

Receiving Party or its employees, agents, consultants, or representatives, or otherwise learned by the Receiving Party under this Agreement, which the Receiving Party knows or reasonably should know is confidential or proprietary.

13.2

Notwithstanding the foregoing, Receiving Party may disclose to any courts and/or other Governmental Authorities Confidential Information which is or will be required pursuant to applicable governmental or administrative or public law, rule, regulation or order. In such case the Party that received the Confidential Information will, to the extent legally permitted, inform the other Party promptly in writing and cooperate with the Disclosing Party in seeking to minimize the extent of Confidential Information which is required to be disclosed to the courts and/or authorities.

13.3	The obligation to maintain confidentiality under this Agreement does not apply to Confidential Information, which:

13.3.1	at the time of disclosure was publicly available; or

13.3.2	is or becomes publicly available other than as a result of a breach of this Agreement by the Receiving Party; or

13.3.3

as the Receiving Party can establish by competent proof, was rightfully in its possession at the time of disclosure by the Disclosing Party and had not been received from or on behalf of Disclosing Party; or

13.3.4	is supplied to a Party by a Third Party which was not in breach of an obligation of confidentiality to Disclosing Party or any other party; or

13.3.5	is developed by or on behalf of the Receiving Party independently from and without use of the Confidential Information, as evidenced by Receiving Party’s contemporaneous written records.

13.4

The Receiving Party will use Confidential Information only for the purposes of this Agreement and will not make any use of the Confidential Information for its own separate benefit or the benefit of any Third Party including, without limitation, with respect to research or product development or any reverse engineering or similar testing. The Receiving Party agrees to return or destroy promptly (and certify such destruction) on Disclosing Party’s request all written or tangible Confidential Information of the Disclosing Party, except that one copy of such Confidential Information may be kept by the Receiving Party in its confidential files for record keeping purposes only.

13.5

Each Party will restrict the disclosure of Confidential Information to such officers, employees, consultants and representatives of itself and its Affiliates who have been informed of the confidential nature of the Confidential Information and who have a need to know such Confidential Information for the purpose of this Agreement. Prior to disclosure to such persons, the Receiving Party shall bind its and its Affiliates’ officers, employees, consultants and representatives to confidentiality and non-use obligations no less stringent than those set forth herein. The Receiving Party shall notify the Disclosing Party as promptly as practicable of any unauthorized use or disclosure of the Confidential Information.

13.6

The Receiving Party shall at any time be fully liable for any and all breaches of the confidentiality obligations in this Clause 13 by any of its Affiliates or the employees, Subcontractors, consultants and representatives of itself or its Affiliates.

13.7

Each Party hereto expressly agrees that any breach or threatened breach of the undertakings of confidentiality provided under this Clause 13 by a Party may cause irreparable harm to the other Party and that money damages may not provide a sufficient remedy to the non-breaching Party for any breach or threatened breach. In the event of any breach and/or threatened breach, then, in addition to all other remedies available at law or in equity, the non-breaching Party shall be entitled to seek injunctive relief and any other relief deemed appropriate by the non-breaching Party.

14	Compliance

14.1

Lonza undertakes to conduct its business in accordance with all applicable laws and regulations and the principles in the Lonza Code of Conduct as can be found online at https://www.lonza.com/about-lonza/global-citizenship/ethics-and-compliance/code-of-conduct.asp.

14.2

Either Party is committed to maintaining high standards of ethical conduct and will not tolerate the use of bribery or corruption to achieve its business objectives. Thus, Lonza and Customer, including their affiliates, and their directors, employees, agents, representatives, contractors or sub-contractors, shall comply at all times with all applicable anti-bribery laws, rules and regulations (including but not limited to the UK Bribery Act and the United States Foreign Corrupt Practices Act (FCPA)) as well as any and all International Trade Restrictions. For the avoidance of doubt, this will include, not offering or giving a financial or other advantage with the intention of influencing in connection with the performance of the duties to obtain or retain a business advantage for Customer.

14.3

Each Party shall (and shall procure that its affiliates shall) have in place adequate procedures designed to prevent any person working for or engaged by such Party and its affiliates or any other third party in any way connected to this Agreement, from engaging in any activity, practice or conduct which would infringe any anti-bribery and anti-corruption laws, regulations and codes, including but not limited to the UK Bribery Act 2010 and the FCPA.

14.4	Each Party and its representatives shall at all times and promptly take all appropriate steps to resolve and correct any identified non-conformity. [***]. Subject to Clause 12, [***].

14.5

Upon request of a Party, the other Party shall promptly provide reasonably detailed information on its level of compliance with this Clause 14 so that the requesting Party can assess whether the other Party complies with the requirements or not.

15	Term and Termination

15.1

Term. This Agreement shall commence on the Effective Date and, unless earlier terminated or extended by the Parties in accordance herewith (subject to the rights of early termination set out herein), shall continue in effect until the seventh (7th) anniversary of the first regulatory approval of the Drug Product manufactured by using the Product in the earlier of EU or the US (the “Initial Term”). Until two (2) years before the end of the Initial Term (i.e. estimated as [***]), Customer shall have the option, upon notification to Lonza, to extend the Agreement with another two (2) year term (“Renewal Term”) after expiry of the Initial Term (i.e. until approximately December 31, 2031). The Initial Term, together with the Renewal Term, if applicable, shall be defined as the “Term”. Notwithstanding the foregoing, each Project Plan or work order may have separate term and termination provisions.

15.2	Termination. This Agreement may be terminated as follows:

15.2.1

by either Party if the other Party breaches a material provision of this Agreement or a Project Plan and fails to cure such breach to the reasonable satisfaction of the non-breaching Party within [***] ([***]) days ([***] ([***]) days for non-payment) following written notification of such breach from the non-breaching party to the breaching party; provided, however, that such [***] ([***]) day period shall be extended as agreed by the Parties if the identified breach is incapable of cure within [***] ([***]) days and if the breaching Party provides a plan and timeline to cure the breach, promptly commences efforts to cure the breach and diligently prosecutes such cure (it being understood that this extended period shall be unavailable for any breach regarding non-payment);

15.2.2

by either Party, immediately, if the other Party becomes insolvent, is dissolved or liquidated, makes a general assignment for the benefit of its creditors, or files or has filed against it, a petition in bankruptcy or has a receiver appointed for a substantial part of its assets;

15.2.3	by either Party pursuant to Clause 16;

15.2.4

by either Party with [***] ([***]) months’ prior written notice, within [***] days following a Change of Control of the Customer, provided that (a) during such [***] ([***]) [***] period, Customer may place, and Lonza will accept, binding Purchase Orders in accordance with the provisions of Section 6.2, and (b) all Purchase Orders binding the Parties as of the end of such [***] ([***]) month period will remain binding on the Parties subject to the terms and conditions of Section 6 and (c) Customer shall remain to be bound by Section 6.5 and 6.6. For purposes of this section 15.2.4 “Change of Control” means the occurrence of any of the following with respect to Customer at any time after the date hereof: (a) a merger, reorganization or consolidation of Customer with a third party which results in the voting securities of Customer outstanding immediately prior thereto ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (b) a third party person or group of persons becoming the direct or beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding shares of common stock or other type of voting securities of Customer; or (c) the sale or other transfer of all or substantially all of Customer’s assets which relate to this Agreement to a third party. Notwithstanding the foregoing, an internal reorganization or consolidation among Customer and its Affiliates shall not be deemed a Change of Control for purposes of this Agreement;

15.2.5

by Lonza by written notice if, [***], Lonza determines that in respect of the Product [***] (i) [***] and/or (ii) [***]. The termination right as per this Clause 15.2.5 is valid until [***] only, subject to an extension to be mutually agreed upon. After [***] (or any extension date agreed in this respect), Lonza shall have no right to terminate this Agreement on grounds [***] pursuant to this Clause 15.2.5; or

15.2.6

by the Customer by written notice, if Customer can demonstrate [***]. The termination right as per this Clause 15.2.6 is valid only if given [***], subject to an extension to be mutually agreed upon. After any notification to [***] or [***] (or any extension date agreed in this respect), Customer shall have no right to terminate this Agreement on grounds of [***].

15.3

Consequences of Termination. In the event of termination hereunder, Lonza shall be compensated for (i) [***]; (ii) [***]; (iii) [***]; (iv) [***] and (v) [***]. In the case of termination by Lonza for Customer’s material breach, [***]. [***] if the Agreement is rightfully terminated in accordance with Clauses 15.2.5 or 15.2.6. If Lonza terminates this Agreement due to Customer’s breach or insolvency in accordance with Clause 15.2.1 or 15.2.2, [***]. If the Customer terminates this Agreement due to Lonza’s breach or insolvency in accordance with Clause 15.2.1 or 15.2.2, [***].

15.4

Survival. The rights and obligations of each Party which by their nature survive the termination or expiration of this Agreement shall survive the termination or expiration of this Agreement, including Clauses 5, 10-13 and 17 (to the extent relevant).

16	Force Majeure

16.1

If Lonza is prevented or delayed in the performance of any of its obligations under the Agreement by Force Majeure and gives written notice thereof to Customer specifying the matters constituting Force Majeure together with such evidence as Lonza reasonably can give and specifying the period for which it is estimated that such prevention or delay will continue, Lonza shall be excused from the performance or the punctual performance of such obligations as the case may be from the date of such notice for so long as such cause of prevention or delay shall continue. Provided that, if such Force Majeure persists for a period of [***] ([***]) months or more, Customer may terminate this Agreement by delivering written notice to Lonza.

16.2

“Force Majeure” shall be deemed to include any reason or cause beyond Lonza’s reasonable control affecting the performance by Lonza of its obligations under the Agreement, including, but not limited to, any cause arising from or attributable to acts of God, strike, lockouts, labor troubles, restrictive governmental orders or decrees, riots, insurrection, war, terrorists acts, or the inability of Lonza to obtain any required raw material, energy source, equipment or labor.

16.3	With regard to Lonza, any such event of Force Majeure affecting services or production at its Affiliates or suppliers shall be regarded as an event of Force Majeure.

17	Miscellaneous

17.1

Severability. If any provision hereof is or becomes at any time illegal, invalid or unenforceable in any respect, neither the legality, validity nor enforceability of the remaining provisions hereof shall in any way be affected or impaired thereby. The Parties hereto undertake to substitute any illegal, invalid or unenforceable provision by a provision which is as far as possible commercially equivalent considering the legal interests and the Purpose.

17.2

Amendments/Assignment. Modifications and/or amendments of this Agreement must be in writing and signed by the Parties. Lonza shall be entitled to instruct one or more of its Affiliates to perform any of Lonza’s obligations contained in this Agreement, but Lonza shall remain fully responsible in respect of those obligations. Subject thereto, neither Party may assign its interest under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed, provided, however that (a) Lonza may assign this Agreement to (i) any Affiliate of Lonza or (ii) any third party, other than a competitor of Customer, being [***], in connection with the sale or transfer (by whatever method) of all or substantially all of the assets of the business related to the Facility or providing the Services, and (b) Lonza shall be entitled to sell, assign and/or transfer its trade receivables resulting from this Agreement without the consent of the Customer. Customer is free to assign its rights and obligations, including (without limitation) to a third party acquiring, by purchase or license, rights to further develop or commercialize Customer’s [***] product, except to [***]. For purposes of this Clause 17.2, the terms “assign” and “assignment” shall include, without limitation (i) the sale of fifty percent (50%) or more of the outstanding stock of such Party to an Affiliate of such Party or an unrelated entity or natural person, (ii) the sale or transfer or other assignment of all or substantially all of the assets of the Party or the line of business or Product to which this Agreement relates, and (iii) a merger, consolidation, acquisition or other form of business combination. Any purported assignment without a required consent shall be void. No assignment shall relieve any Party of responsibility for the performance of any obligation that accrued prior to the effective date of such assignment.

17.3

No Presumption Against Drafter. Each Party and its legal counsel have reviewed and revised this Agreement. The rule of construction that requires that ambiguities in this Agreement (including any Appendix hereto) be construed against the drafter shall be waived by both Parties in the interpretation of this Agreement.

17.4

Notice. All notices must be written and sent to the address of the Party first set forth above. All notices must be given (a) by personal delivery, with receipt acknowledged, (b) by prepaid certified or registered mail, return receipt requested, or (c) by prepaid recognized next business day delivery service. Notices will be effective upon receipt or at a later date stated in the notice.

17.5

Governing Law/Jurisdiction. This Agreement is governed in all respects by the laws of Switzerland without regard to its conflicts of laws principles. The United Nations Convention on Contracts for the International Sales of Goods is expressly disclaimed. The Parties agree to submit to the exclusive jurisdiction of the courts of [***].

17.6

Entire Agreement. This Agreement contains the entire agreement between the Parties as to the subject matter hereof and supersedes all prior and contemporaneous agreements with respect to the subject matter hereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document. Each party acknowledges that an original signature or a copy thereof transmitted by .pdf shall constitute an original signature for purposes of this Agreement.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Tech Transfer and Manufacturing Services Agreement to be executed by its duly authorized representative effective as of the date written above.

LONZA LTD

By:	/s/ Clemens Jakobi
Name Clemens Jakobi
Title Director, Commercial Director

By:	/s/ Michael Stanek
Name Michael Stanek
Title General Counsel

ASCENDIS PHARMA A/S

By:	/s/ Jan Møller Mikkelsen
Name Jan Møller Mikkelsen
Title CEO

ASCENDIS PHARMA A/S

By:	/s/ Michael Wolff Jensen
Name Michael Wolff Jensen
Title Chief Legal Officer

APPENDIX A

Project Plan

APPENDIX B

Specifications

APPENDIX C

Initial Forecast as of the Effective Date

APPENDIX D

Prices

APPENDIX E

Raw Materials

APPENDIX F

CAPEX

APPENDIX G

Roadmap Cleanability

APPENDIX H

QUALITY AGREEMENT

(To be attached to the Agreement after finalization by the Parties)

APPENDIX A

Project Plan

Omitted pursuant to Regulation S-K, Item 601(a)(5)

APPENDIX B

Specifications

Omitted pursuant to Regulation S-K, Item 601(a)(5)

APPENDIX C

Initial Forecast as of the Effective Date

Omitted pursuant to Regulation S-K, Item 601(a)(5)

APPENDIX D

Prices

Omitted pursuant to Regulation S-K, Item 601(a)(5)

APPENDIX E

Raw Materials

(Bill of Materials)

Omitted pursuant to Regulation S-K, Item 601(a)(5)

APPENDIX F

CAPEX

Omitted pursuant to Regulation S-K, Item 601(a)(5)

APPENDIX G

Roadmap Cleanability

Omitted pursuant to Regulation S-K, Item 601(a)(5)

APPENDIX H

QUALITY AGREEMENT

Omitted pursuant to Regulation S-K, Item 601(a)(5)